EXHIBIT 4

                     VOTING AGREEMENT AND IRREVOCABLE PROXY

        In consideration of Viking Merger Sub, Inc., a Minnesota corporation ("MergerSub") and Merrill Corporation, a Minnesota corporation (the "Company"), entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") which provides, among other things, that MergerSub, upon the terms and subject to the conditions thereof, will be merged with and into the Company (the "Merger") and each outstanding share of common stock, $0.01 par value, of the Company (the "Company Common Stock") will be converted into the right to receive the Common Stock Consideration (as defined in the Merger Agreement) in accordance with the terms of such Agreement, the undersigned holders (the "Stockholders") of shares of Company Common Stock, some of which are to be exchanged for an equal number of shares of Class B Common Stock (as defined in the Merger Agreement) as further described below (the "Exchange"), agree with MergerSub as follows:

        1. During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of (i) the time which is immediately prior to the Effective Time (as defined in the Merger Agreement) or (ii) the termination of the Merger Agreement in accordance with its terms, the Stockholders hereby agree not to sell, transfer, assign, encumber or otherwise dispose of any shares of Company Common Stock set forth in Schedule A attached hereto, or upon the Exchange, the shares of Class B Common Stock received in the Exchange, or, upon the exercise of any of the Schedule A Options (as defined below), the shares received as a result of such exercise (collectively, the "Schedule A Shares") or any of the options over shares of Company Common Stock set forth in Schedule A (collectively, the "Schedule A Options" and together with the Schedule A Shares, the "Schedule A Securities") or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of the Schedule A Securities. Notwithstanding the foregoing, any Stockholder may at any time during the five days prior to the Company Stockholder Meeting (as defined in the Merger Agreement) transfer up to 10% of his Schedule A Securities to any charitable organization. It is acknowledged that at or immediately prior to the Effective Time the Schedule A Options will be treated in accordance with the terms of Section 1.05 of the Merger Agreement and those Schedule A Shares that are not exchanged for Class B Common Stock in accordance with Section 5.08 of the Merger Agreement will be treated in accordance with Section 1.02(f) of the Merger Agreement.

        2. During the Agreement Period, the Stockholders hereby agree to vote the Schedule A Shares to approve and adopt the Merger Agreement and the Charter Amendment, the Merger and all agreements related to the Merger and any actions






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related thereto at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof or pursuant to action by written consent, at or by which such Merger Agreement or Charter Amendment and other related agreements (or any amended version or versions thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company.

        3. During the Agreement Period, the Stockholders hereby agree that they will not vote any of the Schedule A Shares in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters related to or in connection therewith, except for the Charter Amendment, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

        4. The Stockholders hereby irrevocably appoint MergerSub, during the Agreement Period, as proxy for and on behalf of the Stockholders to vote (including, without limitation, the taking of action by written consent) the Schedule A Shares, for and in the name, place and stead of the Stockholders for the matters and in the manner contemplated by paragraph 2 above.

        5. Subject to and without prejudice to their fiduciary obligations as employees, officers or directors of the Company, during the Agreement Period, the Stockholders will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, or otherwise assist, facilitate or encourage, any Third Party that may be considering making, or has made, an Acquisition Proposal.

        6. The Stockholders agree not to exercise any rights (including, without limitation, under Section 302A.471 of the Minnesota Law) to exercise dissenters' rights with respect to any Schedule A Shares owned by the Stockholders with respect to the Merger.

        7. Each Stockholder hereby represents and warrants to MergerSub that as of the date hereof:

             (a) such Stockholder (i) owns beneficially all of the shares of Company Common Stock and options therefor set forth in Schedule A hereto, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement and Irrevocable Proxy without the consent or approval of any other person and (iii) has not entered into any voting agreement with or granted any person any proxy (revocable or






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        irrevocable) with respect to such shares (other than this Voting
        Agreement and Irrevocable Proxy).

             (b) This Voting Agreement and Irrevocable Proxy is the valid and binding agreement of such Stockholder. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such agreement.

             (c) No investment banker, broker or finder is entitled to a commission or fee from such Stockholder or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

        8. Immediately prior to the Effective Time, each Stockholder agrees to exchange that number of shares of Company Common Stock referred to for such Stockholder in Appendix A to the Merger Agreement for Class B Common Stock at a ratio of one share of Class B Common Stock for each share of Company Common Stock so exchanged. The Company hereby agrees to take all reasonable actions necessary to ensure that the Charter Amendment is enacted and the Exchange is effected.

        9. If any provision of this Voting Agreement and Irrevocable Proxy shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement and Irrevocable Proxy.

        10. This Voting Agreement and Irrevocable Proxy may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

        11. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement and Irrevocable Proxy, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such-injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement and Irrevocable Proxy.

        12. This Voting Agreement and Irrevocable Proxy shall be governed by and construed in accordance with the laws of the State of New York.






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        13. The Stockholders will, upon request, execute and deliver any additional documents deemed by MergerSub to be necessary or desirable to complete and effectuate the Irrevocable Proxy granted herein.

        14. This Agreement shall terminate upon the termination of the Agreement Period.






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        IN WITNESS WHEREOF, the parties hereto have executed this Voting
Agreement as of this 14th day of July, 1999.



                                VIKING MERGER SUB, INC.



                                By:
                                    -----------------------------------
                                    Name:
                                    Title:



                                MERRILL CORPORATION



                                By:
                                    -----------------------------------
                                    Name:
                                    Title:



                                    -----------------------------------
                                    Name: John Castro, individually



                                    -----------------------------------
                                    Name: Rick Atterbury,  individually






                                Page 141 of 142
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                                   SCHEDULE A



                                                 Options to Acquire
                          Shares of Company        Company Common
     Stockholder            Common Stock               Stock
     -----------          -----------------      ------------------

     John Castro               1,907,716                  76,300
     Rick Atterbury              277,362                 205,000



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